June 3, 2024

Damon Lee
5413 Walnut View Drive
Mason, OH 45040
Dear Damon,
It is our pleasure to offer you employment with C.H. Robinson Worldwide, Inc. (the “Company”) to be its next Chief Financial Officer.
This letter agreement sets forth the key terms of your employment offer:

Start Date:	We anticipate your employment start date will be July 8, 2024, and your appointment as Chief Financial Officer will become effective the day after the Company files its Form 10-Q for the second quarter of 2024, which is expected to be filed on or around August 2, 2024.

Duties:	As the Company’s Chief Financial Officer, you will report to the Company’s President and Chief Executive Officer. You shall serve the Company faithfully and to the best of your ability and shall at all times act in accordance with the law. You also shall devote your full working time, attention and efforts to performing your duties and responsibilities under this letter agreement and advancing the Company’s business interests. You shall comply with all applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, compensation recoupment, stock ownership and trading, non-discrimination, anti-harassment, and confidentiality and protection of trade secrets. You also shall not, without advance written approval from the Board, engage in other business activities during your employment with the Company that prevents you from fulfilling your duties or responsibilities to the Company. You may serve on corporate, civic or charitable boards subject to the Board’s approval, provided that approval to join a civic or charitable board shall not be unreasonably withheld.

Base Salary:	Your annualized base salary will be $700,000, payable in accordance with the Company’s normal payroll practices and procedures and subject to applicable withholdings.

Short-Term Incentive:	Your annual target short-term cash incentive bonus opportunity will be 100% of your annualized base salary with a maximum of 200% of your annualized base salary. Your actual earned short-term incentive bonus shall be determined in accordance with the Company’s short-term incentive program. Your earned short-term cash incentive bonus for fiscal year 2024 will be pro-rated based on the number of calendar days you are employed by the Company from your employment start date through December 31, 2024.

Signing Bonus:
You will receive a one-time signing bonus of $1,400,000, less applicable withholdings, payable to you on the next regular payroll date after your employment start date. If your employment ends prior to the two (2) year anniversary of your employment start date as a result of either: (1) the Company terminating your employment for Cause (as “Cause” is defined in the C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), a copy of which is enclosed with this letter agreement) or your resignation for any reason, then you must repay the entire gross amount of the signing bonus to the Company within thirty calendar (30) days after your last day of employment with the Company.

Equity:
Annual Grants. On your employment start date, you will receive an initial annual award of performance stock units (the “PSUs”) and restricted stock units (the “RSUs”) having an aggregate value equal to $1,800,000 (the “Annual LTI Value”), which amounts reflect the full annual value of your long-term incentive award for 2024. The terms and conditions of such PSUs and RSUs will be as set forth in the forms of award agreements granted to other executive officers of the Company in connection with their annual grants for 2024. The number of shares subject to the RSUs and the target number of shares subject to the PSUs will be determined by dividing the Annual LTI Value by 60% (in the case of the PSUs) and by 40% (in the case of the RSUs), and then in either case dividing by the average closing price of a share of the Company’s common stock during the 30-day period ending on the trading date before your employment start date, and rounding down to the nearest whole number. Annual equity grants for future years will be determined by the Board’s Talent and Compensation Committee and will be subject to the same terms and conditions as comparable awards to the Company’s other executive officers.

Make-Whole Award. On your employment start date, you will receive an award of time-based make-whole restricted stock units (the “Make-Whole RSUs”). The terms and conditions of the Make-Whole RSUs will be as set forth in the form of award agreement for the RSUs granted to other executive officers of the Company in connection with their annual grants for 2024, except that the Make-Whole RSUs will provide for accelerated vesting of the full award in the event your employment is involuntarily terminated without Cause (as in the 2022 Equity Incentive Plan). The number of shares subject to the Make-Whole RSUs will be determined by dividing $2,500,000 by the average closing price of a share of the Company’s common stock during the 30-day period ending on the trading date before your employment start date, and rounding down to the nearest whole number. The Make-Whole RSUs will vest as to 33% of the shares on each of the first and second annual anniversaries of the date of grant and as to 34% of the shares on the third annual anniversary of the date of grant.

Severance:	You will be an Eligible Executive under the C.H. Robinson Executive Separation and Change in Control Plan (the “Executive Separation Plan”). A copy of the current Executive Separation Plan, which may be amended by the Company in the future (including as described below), is enclosed with this letter agreement. As an Eligible Executive, you will be eligible to receive severance benefits in accordance with the terms and conditions of the Executive Separation Plan, subject to the Qualifying Termination modification described below.

Qualifying Termination: For purposes of determining your eligibility for any severance benefits under the Executive Separation Plan, a “Qualifying Termination” shall include any involuntary termination of your employment by the Company without “Cause” (as defined in the 2022 Equity Incentive Plan).

Non-Competition Condition: The Company intends to amend the Executive Severance Plan to provide that certain payments under the Executive Separation Plan will be subject to a condition that any Eligible Executive not compete with the Company during the period while such payments are being made, without prohibiting the Eligible Executive from electing to work for any other employer in any capacity after employment with the Company ends instead of continuing to receive such payments.

Vacation/PTO:	You will be eligible for the Company’s paid time-off policy included as part of the Company’s customary benefits for executive officers.

Benefits:	You will be eligible to participate in the various employee benefit plans offered by the Company from time to time, subject to the eligibility and other provisions of those plans and as such plans may be amended from time to time. The Company’s current benefit plans include health insurance, disability insurance, life insurance, a 401(k) plan and an employee stock purchase plan. A copy of the Company’s 2024 Benefits Guide is enclosed with this letter agreement.

Location:	You will be expected to maintain a principal office at the Company’s headquarters in Eden Prairie, MN.

Relocation Expenses:
The Company will reimburse your relocation expenses in accordance with the terms of the Company’s executive expense relocation expense policy, a copy of which is enclosed. You are required to repay any relocation expenses paid or reimbursed by the Company if before the one (1) year anniversary of your employment start date your employment with the Company is terminated by the Company for Cause (as “Cause” is defined in the 2022 Equity Incentive Plan) or because you resign from employment with the Company for any reason.

Business Expenses:	You will be reimbursed for all legitimate and necessary business expenses, including mileage, in accordance with the Company’s normal reimbursement policies and procedures.

Taxes:	All forms of compensation you receive in connection with your employment with the Company are subject to applicable withholdings and payroll taxes and all other deductions required by law.

Other:	As a condition of employment with the Company, you are required to sign the enclosed E-Signature Disclosures & Consent agreement, the Confidentiality and Protection of Business Agreement and the Mutual Mediation and Arbitration Agreement on or before your employment start date.

Acceptance:	To accept the Company’s employment offer, please execute this letter agreement. This letter agreement may be executed in any number of counterparts (including by means of PDF, DocuSign or other electronic signature pages), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
Note that this employment offer is being provided to you in consideration for your agreement to the restrictions contained in the Confidentiality and Protection of Business Agreement and your agreement to the Mutual Mediation and Arbitration Agreement, and therefore if you fail to sign and return those signed agreements the Company will not employ you. Also, under the Immigration Reform and Control Act, within three business days of beginning employment with the Company you will need to supply acceptable documentation (as noted on Form I-9) of your identity and work authorization.
By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement, which would prevent you from accepting or performing services for the Company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the Company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.
You are, of course, encouraged to seek your own legal advice on any of the matters discussed above.
[Remainder of Page Left Intentionally Blank]

We look forward to you joining the Company! If you have any questions regarding this offer, please do not hesitate to contact me or Angie Freeman.
Sincerely,
C.H. Robinson Worldwide, Inc.

/s/ Dave Bozeman
By: Dave Bozeman
Its: President and Chief Executive Officer

Enclosures:	C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan
C.H. Robinson Executive Separation and Change in Control Plan
C.H. Robinson 2024 Benefits Guide E-Signature Disclosures & Consent agreement
Confidentiality and Protection of Business Agreement
Mutual Mediation and Arbitration Agreement
I have read and accept the terms of this offer of employment with the Company.

/s/ Damon Lee
Damon Lee
Date: June 4, 2024

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